UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 24, 2007

(Date of earliest event reported)

California Micro Devices Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-15449	94-2672609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 N. McCarthy Blvd., No. 100, Milpitas, CA 95035-5112

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 263-3214

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

TABLE OF CONTENTS

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Signatures

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2007, the Compensation Committee of Registrant’s Board of Directors recommended to the independent directors, and the independent directors approved on April 24, 2007, the structure for a key employee bonus plan for fiscal 2008. The resulting fiscal 2008 bonus plan has a target bonus of 60% of base salary for Robert V. Dickinson, President and CEO, and a target bonus of 40% of base salary for each of Messrs. Kevin Berry, CFO; Kyle Baker, Vice President, Marketing; Juergen Lutz, Vice President, Engineering; David Casey, Vice President, Sales; and Manuel Mere, Vice President, Operations and Information Systems. The target bonus of such six officers aggregates approximately $643,000 and the target bonus of all seventy participants aggregates approximately $1,587,000. (David Casey, Vice President, Sales, also receives a sales commission targeted at 22% of his base salary on Company revenues.) The key employee bonus plan for fiscal 2008 provides that the bonuses are to be a function of 35% for revenue growth versus fiscal 2007 for base products (excluding certain legacy and mature products); 35% for gross margin for base products (excluding certain legacy and mature products); and 30% for revenue of certain new non-base products. The amount of the bonuses can range from 0% to 200% of target depending upon Company performance relative to these three factors, but there is a cap for the total bonus payout of 20% of pro forma profit (determined on a non-GAAP basis) before tax excluding bonus expense.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized on the 30th day of April, 2007.

CALIFORNIA MICRO DEVICES CORPORATION
(Registrant)

By:	/s/ ROBERT V. DICKINSON
Robert V. Dickinson
President and Chief Executive Officer